Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust:

We consent to the use of our report dated October 28, 2015, with respect to the financial statements of Nuveen Concentrated Core Fund, Nuveen Large Cap Core Fund, Nuveen Large Cap Growth Fund, and Nuveen Large Cap Value Fund, each a series of Nuveen Investment Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-1A.

/s/ KPMG LLP

Chicago, Illinois

June 30, 2016